Exhibit 21.1

SUBSIDIARIES OF REALNETWORKS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Atrativa Latin America Ltda.	Brazil
Backstage Technologies Incorporated	British Columbia, Canada
Beijing RealNetworks Technology Co. Ltd.	China
Game Trust, Inc.	Delaware
GameHouse Europe B.V.	The Netherlands
GameHouse Spain S.L.	Spain
Listen.com, Inc.	California
Muzicall Ltd.	United Kingdom
PT RealNetworks Indonesia	Indonesia
RealNetworks Asia Pacific Co., Ltd.	Republic of Korea
RealNetworks Australia Pty. Limited	Australia
RealNetworks, d.o.o.	Croatia
RealNetworks Digital Music of California, Inc.	California
RealNetworks Finland Oy	Finland
RealNetworks Global, Inc.	Delaware
RealNetworks GmbH	Germany
RealNetworks GmbH	Austria
RealNetworks Hong Kong, Limited	Hong Kong
RealNetworks India Pvt. Ltd.	India
RealNetworks International SARL	Luxembourg
RealNetworks Investments LLC	Delaware
RealNetworks K.K.	Japan
RealNetworks Korea, Ltd.	Republic of Korea
RealNetworks Ltd.	United Kingdom
RealNetworks of Brazil LtdA	Brazil
RealNetworks, SARL	France
RN Acquisition Corp.	Washington
RN Gemco, Inc.	Delaware
RN International Holdings B.V.	The Netherlands
RN International Holdings C.V.	The Netherlands
Slingo, Inc.	New Jersey
Syncredible, Inc.	Delaware
TM Acquisition LLC	Delaware
Varia LLC	Delaware